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                                                                 Exhibit 11

                         NAVISTAR INTERNATIONAL CORPORATION
                                 AND SUBSIDIARIES


                     COMPUTATION OF NET INCOME PER COMMON SHARE

A.   Primary:  See Note G to Consolidated Financial Statements in Part I of this
     Form 10-Q.

B.   Full Dilution:  Net income (loss) per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised and the proceeds applied to reduce common stock outstanding.  The computations assume that convertible preferred and preference stock are converted to common stock.  Income (loss) is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.

                                       Three Months Ended        Six Months Ended
                                             April 30                April 30
                                       ------------------      --------------------
Millions of dollars                      1994       1993          1994       1993
- - -----------------------------------------------------------------------------------
Income before cumulative effect
  of changes in accounting policy .... $     23   $     15      $    39    $     17
Cumulative effect of changes
  in accounting policy ...............        -          -             -       (228)
                                       --------   --------      --------   --------
Net income (loss) .................... $     23   $     15      $     39   $   (211)
                                       ========   ========      ========   ========

Average common and common
  equivalent shares (millions):

Average common shares outstanding
  as adjusted per primary calculation.     74.6       25.7          74.7       25.6
Assuming conversion of Series G ......       .6         .6            .6         .6
Assuming conversion of Series D ......        -          -             -          -
Assuming exercise of options
  reduced by the number of
  shares which could have been
  purchased with the proceeds
  from exercise of such options ......        -          -             -         .1
                                       --------   --------      --------   --------
Average common and dilutive common
  equivalent shares as adjusted ......     75.2       26.3          75.3       26.3
                                       ========   ========      ========   ========
Income (loss) per common share
  assuming full dilution
  (dollars):
    Before cumulative effect
      of changes in accounting
      policy ......................... $    .31 # $    .58 #    $    .52 # $    .67 #
    Cumulative effect of changes
      in accounting policy ...........        -          -             -      (8.69)#
                                       --------   --------      --------   --------
Net income (loss) .................... $    .31 # $    .58 #    $    .52 # $  (8.02)#
                                       ========   ========      ========   ========

- - ----------------

# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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